Exhibit 99.1
Whiting USA Trust I
Whiting USA Trust I Announces Trust Quarterly Distribution
WHITING USA TRUST I
The Bank of New York Mellon Trust Company, N.A., Trustee
NEWS
RELEASE
FOR IMMEDIATE RELEASE
Austin, Texas, February 9, 2010 — Whiting USA Trust I (NYSE Symbol — WHX) announced the Trust distribution of Net Profits for the fourth quarterly Payment Period of 2009.
Unitholders of record on February 19, 2010 will receive a distribution amounting to $9,194,272 or $0.663181 per unit payable February 26, 2010.
Volumes, Price and Net Profits for the Payment Period were:

Sales Volumes:
Oil (Bbls)	201,622
Natural Gas (Mcf)	885,411

Total (BOE)	349,191

Average Sales Prices:
Oil (per Bbl)	$64.40
Natural Gas (per Mcf)	$3.52
Gross Proceeds:
Oil Sales	$12,983,853
Natural Gas Sales	3,112,395

Total Gross Proceeds	$16,096,248

Costs:
Lease Operating Expense	$5,957,634
Production Taxes	1,174,664
Realized Gains on Hedge Settlements	(1,553,393)

Total Costs	$5,578,905

Net Profits	$10,517,343
Percentage allocable to Trust’s Net Profits Interest	90%

Total cash available for the Trust	$9,465,609
Provision for estimated Trust expenses	(200,000)
Montana state income tax withheld	(71,337)

Net cash proceeds available for distribution	$9,194,272
Trust units outstanding	13,863,889

Cash distribution per Trust unit	$0.663181

In addition, Whiting USA Trust I announced certain information relating to the December 31, 2009 reserve report of the underlying properties in which the Trust has an interest. The Trust holds a net profits interest, which terminates when 9.11 million barrels of oil equivalent (“MMBOE”) have been produced and sold from the underlying properties (which amount is the equivalent of 8.20 MMBOE in respect of the Trust’s right to receive 90% of the net proceeds from such reserves pursuant to the net profits interest). Based on the reserve report from the Trust’s independent petroleum engineer for the underlying properties as of December 31, 2009, the remaining balance of 6.3 MMBOE (5.7 MMBOE at the 90% NPI) is expected to be produced by August 31, 2018, which compares to the December 31, 2021 projected date in the December 31, 2008 reserve report. This acceleration in the projected termination date is primarily attributable to changes in pricing assumptions used in the independent engineers’ reserve report as of December 31, 2009 as compared to the reserve report prepared as of December 31, 2008. The average wellhead oil price increased 42% between years, which was partially offset by a 36% decline in the average wellhead natural gas price between years. The application of net higher prices in reserve estimates extends the estimated economic producing lives and increases the estimated overall recoverable reserve quantities of wells producing at lower rates. The projected time to produce the remaining reserves attributable to the Trust is therefore reduced. Numerous uncertainties are inherent in estimating reserve volumes and values, and the estimates are subject to change as additional information becomes available. The reserves actually recovered and the timing of production of the reserves may vary significantly from the estimates.
This press release contains forward-looking statements, including all statements made in this press release other than statements of historical fact. No assurances can be given that such statements will prove to be correct. The announced distributable amount is based, in part, on the amount of cash received or expected to be received by the Trust from Whiting Petroleum Corporation pursuant to the net profits interest with respect to the relevant quarterly period. Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause actual results to differ materially include expenses of the Trust, fluctuations in oil and natural gas prices, uncertainty of estimates of oil and natural gas reserves and production, risks inherent in operation and production of oil and gas properties and future production costs. Statements made in this press release are qualified by the cautionary statements made in this press release. The Trustee does not intend, and assumes no obligation, to update any of the statements included in this press release.

Contact:	Whiting USA Trust I
The Bank of New York Mellon Trust Company, N.A., as Trustee
Mike Ulrich
(512) 236-6599
919 Congress Avenue, Austin, TX 78701
www.businesswire.com/cnn/whx.htm

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